Exhibit 15.1

April 20, 2017

Matter No.:824258
Doc Ref:103274550v1

+852 2842 9551
Paul.lim@conyersdill.com

The Directors

YY Inc.

Building B-1, North Block of Wanda Plaza

No. 79 Wanbo Er Road

Nancun Town, Panyu District

Guangzhou 511442

The People's Republic of China

Dear Sirs,

Re:  YY Inc. (the "Company")

We refer to the annual report of the Company for the fiscal year ended 31 December, 2016 on Form 20-F filed pursuant to Section 13 or 15(D) of the U.S. Securities Exchange Act of 1934 on or about 20 April, 2017 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission and to the inclusion therein of the reference to our name on page 85 of the annual report under the heading “Taxation – Cayman Islands” in the form and context in which they appear, and further consent to the incorporation by reference of the summary of our opinion under this heading (“Taxation – Cayman Islands”) in the form and context in which they appear in the Company's registration statement on Form S-8 (No. 333-187074) that was filed on March 6, 2013 and the Company's registration statement on Form S-8 (No. 333-215742) that was filed on January 26, 2017.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the U.S. Securities Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman